Exhibit 99.1

PRESS RELEASE

AUBURN NATIONAL BANCORPORATION, INC. ANNOUNCES EARNINGS

AUBURN, Alabama, January 24, 2006 – Auburn National Bancorporation, Inc. (the “Company”) reported net income of approximately $1.7 million or $0.45 per share for the fourth quarter of 2005, which decreased slightly compared to approximately $1.9 million, or $0.49 per share, for the fourth quarter of 2004. The Company’s net income for the twelve months ended December 31, 2005 was $6.5 million, or $1.69 per share, compared to $6.5 million, or $1.68 per share for the same period last year. The slight increase in earnings per share for 2005 compared to 2004 is mainly due to a slight decrease in the shares outstanding from shares repurchased in privately negotiated transactions. The results of the twelve months ended December 31, 2004 reflect a gain of $566 thousand, net of applicable income tax effects, upon the sale of a private equity investment.

During 2005, total assets increased by 2.9% to $608 million at December 31, 2005 with a return on shareholder’s equity of 14.26% for 2005. Results for the twelve months ended December 31, 2005, reflect a provision for loan losses of $485 thousand compared to $600 thousand for the same period last year. The current allowance for loan losses is $3.8 million, or 1.36% of total loans outstanding at December 31, 2005, compared to $3.5 million or 1.38% of total loans outstanding at December 31, 2004.

Auburn National Bancorporation, Inc. is the parent company of AuburnBank with total assets of approximately $608 million. The common stock of the company trades on Nasdaq Capital Market under the symbol of “AUBN.”

Under the Private Securities Litigation Reform Act of 1995, certain of the statements contained in this press release regarding Auburn National Bancorporation, Inc.’s business and financial performance which are not historical facts may constitute “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see the section entitled “Special Cautionary Notice Regarding Forward-Looking Statements” in the Company’s Annual Report on Form 10-K for the most recently ended fiscal year.

For additional information, contact E.L. Spencer, Jr. at (334) 821-9200.